Exhibit 3.7

AMENDMENT TO THIRD AMENDED AND

RESTATED ARTICLES OF INCORPORATION

OF

PHOTOWORKS, INC.

Pursuant to the Washington Business Corporation Act, Chapter 23B.10, the undersigned officer of PhotoWorks, Inc., a Washington corporation (hereinafter called the “Corporation”), does hereby submit for filing these Articles of Amendment:

FIRST: The name of the Corporation is PhotoWorks, Inc.

SECOND: This amendment to the Third Amended and Restated Articles of Incorporation, as amended to date (the “Restated Articles”), was adopted by the Board of Directors of the Corporation on March 11, 2005 and approved by the shareholders of the Corporation on June 28, 2005, each in accordance with the provisions of RCW Chapters 23B.10.030 and 23B.10.040.

THIRD: Article XII of the Restated Articles is amended to read in its entirety as follows:

“ARTICLE XII

The number of directors which shall constitute the entire Board of Directors of this corporation shall be not less than three (3) nor more than fifteen (15). Within these limits, the number of directors shall be fixed from time to time by resolutions of the Board of Directors. The Board shall not be divided into classes. Each director shall serve for a term ending at the annual shareholders’ meeting that next follows the date that such director was elected or appointed to the Board of Directors. Notwithstanding the foregoing, each director shall serve until his successor shall have been elected and qualified or until his earlier death, resignation or removal.

Newly created directorships resulting from any increase in the number of directors or any vacancies on the Board of Directors resulting from death, resignation, removal or other cause shall be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors.

At any meeting of shareholders called expressly for that purpose, the entire Board of Directors, or any member thereof, may be removed from office at any time, but only (1) for Cause and (2) by the affirmative vote of the holders of a majority of shares then entitled to vote at an election of such directors. For purpose of this Article XII, “Cause” shall be construed to exist only if the director whose removal is proposed (i) has been convicted of a felony by a court of competent jurisdiction or (ii) has been adjudged by a court of competent jurisdiction to be liable for engaging in an act involving willful malfeasance which had a material adverse effect on this corporation.

Where a question of removal of a director for Cause is to be presented for shareholder consideration, an opportunity must be provided such director to present his or her defense to the shareholders by a statement which must accompany or precede the notice of the meeting at which removal of such director for Cause shall be considered. Under such circumstances the director involved shall be served with notice of the meeting at which such action is proposed to be taken together with a statement of the specific charges and shall be given an opportunity to be present and to be heard at the meeting at which his or her removal is considered.”

* * *

I certify that I am a duly appointed and incumbent officer of the above named Corporation and I am authorized to execute these Articles of Amendment on behalf of the Corporation.

EXECUTED this 20th day of June, 2006.

PHOTOWORKS, INC.

A Washington Corporation

By:	/s/ Philippe Sanchez___

Philippe Sanchez

President and Chief Executive Officer